Exhibit 99.1

[[ZYNEX LOGO]]



FOR IMMEDIATE RELEASE:

               ZYNEX MEDICAL ESTABLISHES $400,000 CREDIT FACILITY
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LITTLETON, Colo., Oct. 5, 2005 - Zynex Medical Holdings, Inc. (OTCBB: ZYNX), a
provider of pain management systems and electrotherapy products for medical patients with functional disability, today announced that it has secured a $400,000 credit facility with Silicon Valley Bank, the primary operating subsidiary of Silicon Valley Bancshares (NASDAQ: SIVB). The new credit line will payoff existing obligations and provide additional capital to expand the Company's sales, marketing and support efforts related to its standard electrotherapy products and proprietary NeuroMove(TM) Stroke Recovery System.

"We are pleased to establish this new credit facility and partnership with Silicon Valley Bank," stated Zynex President and Chief Executive Officer Thomas Sandgaard. "This facility will enable Zynex to substantially accelerate its sales and marketing initiatives and the roll-out of our flagship NeuroMove(TM) stroke recovery product." "Zynex is a rapidly growing Denver-area company addressing a large market opportunity. We are pleased to play a role in helping the company meet its objectives and growth plans," said Kevin Grossman, Senior Relationship Manager of Silicon Valley Bank's Boulder Colorado office.

The NeuroMove(TM) system increases the functionality of many stroke victims by teaching the healthy parts of the brain to compensate for damaged areas. The NeuroMove(TM), which is significantly more sensitive than most diagnostic equipment, monitors muscle activity and selects signals from the brain indicating that the patient is attempting to move a certain muscle. It then introduces the actual movement through electrical stimulation. Eventually the connection between the brain and muscle can often be reestablished. The
NeuroMove(TM) (www.neuromove.com) also can be used to treat spinal cord injuries.

About Zynex

Zynex  Medical  Holdings,  Inc.,  (www.zynexmed.com),   a  leading  provider  of
therapeutic devices for patients with functional disability through the creation, distribution, and marketing of electrotherapy devices since 1996, strives to uphold its mission to improve the quality of life of patients suffering from debilitating pain or illness by providing innovative technology. Utilizing a unique combination of electromyographic (EMG) technology combined with a system of instruction and reinforcement, including electrical muscle stimulation (EMS), Zynex offers new treatment options to post-stroke and spinal injury patients.

About Silicon Valley Bank

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science and private equity markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves more than 10,000 clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India, and an extensive network of relationships with venture capitalists in Asia, Australia, Europe, India, and Israel. More information on the company can be found at www.svb.com.

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Safe Harbor Provision
Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet terms and conditions required to obtain project financing, risks and delays associated with product development, risk of market acceptance of new products, technology or product obsolescence, competitive risks, reliance on development partners and additional capital needs.

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